EXHIBIT 99.1

Service with Energy

—NEWS RELEASE—

To:	Business Wire, Daily Papers, Trade Press,	For: Immediate Release
Financial and Securities Analysts

Contacts:	Todd Hornbeck, CEO	(985) 727-6800
	Jim Harp, CFO	(985) 727-6802

Hornbeck Offshore Reports Fourth Quarter 2003 Results,

Announces Delivery of 240-ft. HOS Silverstar, and

Amendment to Revolving Credit Facility

New Orleans, Louisiana — (BUSINESS WIRE) — February 19, 2004

Fourth Quarter Results

Hornbeck Offshore Services, Inc. (“Hornbeck” or the “Company”) announced today that revenues for the quarter ended December 31, 2003 increased 11.5 percent to $29.2 million compared to $26.2 million for the same quarter in 2002. Operating income was $8.4 million or 28.8 percent of revenues for the fourth quarter of 2003, compared to $9.5 million or 36.3 percent of revenues for the same quarter in 2002. Fourth quarter 2003 net income was $2.1 million compared to $3.3 million for the fourth quarter of 2002.

The primary reason for the increase in revenue was the increase in the size of the Company’s fleet by an average of 9.2 new generation offshore supply vessels (“OSVs”) during the fourth quarter of 2003 compared to the fourth quarter of 2002. The decrease in operating margin was primarily due to soft market conditions in the Company’s OSV segment and a higher level of drydocking activity in the tug and tank barge segment during the fourth quarter of 2003.

Calendar 2003 Results

For the calendar year 2003, revenues increased 19.7 percent to $110.8 million resulting in operating income of $35.7 million or 32.2 percent of revenues, compared to revenues in the calendar year 2002 of $92.6 million, which resulted in operating income of $34.3 million or 37.0 percent of revenues. Net income totaled $11.2 million for the calendar year 2003, compared to net income of $11.6 million for the calendar year 2002.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Management Discussion

OSV Segment. The Company took delivery of three newly constructed, new generation OSVs on March 17, June 19, and September 17, 2003, respectively, and purchased a total of six additional new generation OSVs, with five vessels acquired on June 26, 2003 and one vessel on August 6, 2003. The increase in fourth quarter 2003 revenues over the prior year quarter was comprised primarily of incremental revenue from these newly constructed and acquired vessels. The increase in operating costs and depreciation expense for the OSV segment was primarily related to the incremental quarter-over-quarter contribution of the nine vessels added to the OSV fleet.

Tug and Tank Barge Segment. Revenues in the fourth quarter of 2003 were up slightly from the same period in 2002. The decrease in the fourth quarter 2003 operating margin over the year ago quarter resulted primarily from increased drydocking amortization related to vessels recertified during the first nine months of 2003, and roughly 80 more days of drydocking-related downtime during the fourth quarter of 2003.

Todd Hornbeck, President and CEO, commented, “Our OSV segment continued to perform well, achieving above industry average utilization and day rates, despite soft market conditions that kept pressure on margins. While we have not yet seen a significant upturn in Gulf of Mexico OSV activity, we are encouraged that several operators are moving forward with large development projects in the Gulf and in several other key producing areas worldwide.”

Hornbeck added, “In our tug and tank barge segment, the increase in revenue reflected the expected seasonal upturn in demand in the latter part of the quarter. However, margins were lower due to increased drydocking activity. Seasonal factors continue to positively impact results for our tug and tank barge segment, particularly as January 2004 was the coldest in the Northeast since 1977.”

Certain Recent Developments

Delivery of 240 ED class HOS Silverstar. In late January 2004, Hornbeck took delivery of the HOS Silverstar, the Company’s fourth 240 ED class OSV, and commenced testing of the enhanced vessel modifications it elected to make in December 2003. The HOS Silverstar is being placed into service in the second half of February 2004.

Amendment of Revolving Credit Facility. On February 13, 2004, we amended and restated our revolving credit facility primarily to extend its maturity from December 31, 2004 to February 13, 2009 and to increase its size from $60.0 million to $100.0 million. Our current borrowing base under the facility remains unchanged at $60.0 million. We also added a fifth bank, Wells Fargo Bank, N.A., to our lending group. As of December 31, 2003, the Company had cash of $12.9 million and a balance of $40.0 million outstanding under the revolving credit facility.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2003 financial results and recent developments at 1:00 p.m. (Central Time) today, February 19, 2003. To participate in the call, callers in the United States/Canada can dial toll-free (800) 642-9816 and international callers can dial (706) 679-3206. The conference ID for all callers is 5414767.

An archived version of the call will be available for replay beginning at 4:00 p.m. (Central Time) today, February 19, 2003 and ending at midnight Thursday, February 26, 2004. To access the replay, the toll-free number for callers in the United States is (800) 642-1687 while the number for international callers is (706) 645-9291. The conference ID for all callers is 5414767.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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04-002

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating Data)

	Three Months Ended			Twelve Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Statement of Operations (unaudited):
Revenues	$29,240	$28,215	$26,203	$110,813	$92,585
Operating expenses	12,965	12,398	10,661	46,805	36,344
Depreciation and amortization	5,156	4,816	3,532	17,590	12,289
General and administrative expenses	2,686	2,725	2,505	10,731	9,681

Total operating expenses	20,807	19,939	16,698	75,126	58,314

Operating income	8,433	8,276	9,505	35,687	34,271
Interest expense	(5,145)	(4,804)	(4,389)	(18,523)	(16,207)
Interest income	38	25	91	178	667
Other income (expense), net [1]	9	(10)	55	706	55

Income before income taxes	3,335	3,487	5,262	18,048	18,786
Income tax expense	1,267	1,328	1,987	6,858	7,139

Net income	$2,068	$2,159	$3,275	$11,190	$11,647

Other Operating Data (unaudited):

Offshore Supply Vessels:
Average number	22.0	19.9	12.8	17.3	11.0
Average utilization rate [2]	85.5%	88.7%	96.8%	88.6%	94.9%
Average dayrate [3]	$9,769	$10,411	$12,601	$10,940	$12,176

Tugs and Tank Barges:
Average number of tank barges	16.0	16.0	16.0	15.9	16.0
Average fleet capacity (barrels)	1,156,330	1,156,330	1,130,727	1,145,064	1,130,727
Average barge size (barrels)	72,271	72,271	70,670	72,082	70,670
Average utilization rate [2]	76.1%	67.7%	78.4%	73.6%	78.1%
Average dayrate [4]	$10,537	$10,788	$9,842	$10,971	$9,499

	As of December 31,
	2003	2002
Balance Sheet Data (unaudited):
Cash and cash equivalents	$12,899	$22,228
Working capital	17,698	22,265
Property, plant and equipment, net	316,715	226,232
Total assets	365,242	278,290
Total long-term debt	212,677	172,306
Stockholders’ equity	112,395	71,876

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[3]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[4]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost of in-chartering third party equipment paid by customers

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating Data)

	Three Months Ended			Twelve Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Other Financial Data (unaudited):

Offshore Supply Vessels:
Revenues	$17,279	$17,355	$14,353	$62,402	$46,378
Operating income	$6,491	$6,544	$6,665	$25,283	$22,341
Operating margin	37.6%	37.7%	46.4%	40.5%	48.2%

Net income	$1,485	$1,708	$1,977	$6,617	$6,153
Plus:
Interest expense	4,134	3,791	3,559	14,706	12,892
Income tax expense	910	1,052	1,191	4,055	3,772
Depreciation and amortization	2,833	2,620	1,771	9,380	5,824

EBITDA [5]	$9,362	$9,171	$8,498	$34,758	$28,641

Tugs and Tank Barges:
Revenues	$11,961	$10,860	$11,850	$48,411	$46,207
Operating income	$1,942	$1,732	$2,840	$10,404	$11,930
Operating margin	16.2%	15.9%	24.0%	21.5%	25.8%

Net income	$583	$451	$1,298	$4,573	$5,494
Plus:
Interest expense	1,011	1,013	830	3,817	3,315
Income tax expense	357	276	796	2,803	3,367
Depreciation and amortization	2,323	2,196	1,761	8,210	6,465

EBITDA [5]	$4,274	$3,936	$4,685	$19,403	$18,641

Total:
Revenues	$29,240	$28,215	$26,203	$110,813	$92,585
Operating income	$8,433	$8,276	$9,505	$35,687	$34,271
Operating margin	28.8%	29.3%	36.3%	32.2%	37.0%

Net income	$2,068	$2,159	$3,275	$11,190	$11,647
Plus:
Interest expense	5,145	4,804	4,389	18,523	16,207
Income tax expense	1,267	1,328	1,987	6,858	7,139
Depreciation and amortization	5,156	4,816	3,532	17,590	12,289

EBITDA [5]	$13,636	$13,107	$13,183	$54,161	$47,282

[5]	EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. This term, as the Company defines it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is useful to an investor in evaluating the Company’s operating performance because:

•	it is widely used by investors in Hornbeck’s industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and
•	it helps investors more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the impact of its capital structure (primarily interest charges from the Company’s outstanding debt) and asset base (primarily depreciation and amortization of vessels) from the operating results.

Company management uses EBITDA:

•	as a measure of operating performance because it assists the Company in comparing its performance on a consistent basis as it removes the impact of capital structure and asset base from its operating results;
•	in presentations to the board of directors to enable them to have the same consistent measurement basis of operating performance used by Company management
•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations
•	as a basis for incentive cash bonuses paid to the executive officers and other shore-based employees
•	to assess compliance with financial ratios and covenants included in the revolving credit facility and the indenture governing the Company’s senior notes; and
•	in communications with lenders, senior note holders, rating agencies and others, concerning the Company’s financial performance

In March 2003, the Securities and Exchange Commission (“SEC”) adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP. The above table reconciles EBITDA with the Company’s net income.